EXHIBIT 15.1

To the Directors and Shareholders of Morgan Stanley Dean Witter & Co.:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim condensed consolidated financial information of Morgan Stanley Dean Witter & Co. and subsidiaries as of (1) February 28, 1999 and for the three month periods ended February 28, 1999 and 1998, as indicated in our report dated April 14, 1999, (2) May 31, 1999 and for the three and six month periods ended May 31, 1999 and 1998, as indicated in our report dated July 14, 1999, and (3) August 31, 1999 and for the three and nine month periods ended August 31, 1999 and 1998, as indicated in our report dated October 15, 1999; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports, which are included in your Quarterly Reports on Form 10-Q for the quarters ended February 28, 1999, May 31, 1999 and August 31, 1999, are incorporated by reference in this Registration Statement on Form S-8 relating to the Morgan Stanley Dean Witter- Cabot Aircraft Services Profit Sharing Plan.

We are also aware that the aforementioned report, pursuant to Rule 436 (c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
New York, New York
January 24, 2000